Exhibit 99.2

Ionis Pharmaceuticals, Inc.

2020 Equity Incentive Plan

GLOBAL OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Option Grant Notice (“Grant Notice”) and this Global Option Agreement, including all appendices hereto (this “Agreement”), Ionis Pharmaceuticals, Inc. (the “Company”) has granted you an option under its 2020 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (the “Option”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan, or in the Grant Notice, as applicable.

The terms of your option are as follows:

1.           VESTING. Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.           NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.         EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your Option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your Option.

4.           METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)          Bank draft, check, wire transfer or money order payable to the Company.

(b)         Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sale proceeds.

(c)         By a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to you as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;

(d)         For U.S. taxpayers only, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

5.           WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.

6.         COMPLIANCE WITH LAW. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to allow you to exercise the Option and deliver any shares subject to the Option prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

7.           TERM. You may not exercise your Option before the commencement or after the expiration of its term. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)         three (3) months after the termination of your Continuous Service for any reason (other than your Disability, retirement or death); provided, however, that (i) if during any part of such three (3) month period your Option is not exercisable solely because of the condition set forth in Section 6, your Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service and (ii) if (x) you are a Non-Exempt Employee, (y) you terminate your Continuous Service within six (6) months after the Date of Grant specified in your Grant Notice, and (z) you have vested in a portion of your Option at the time of your termination of Continuous Service, your Option shall not expire until the earlier of (A) the later of the date that is seven (7) months after the Date of Grant specified in your Grant Notice or the date that is three (3) months after the termination of your Continuous Service or (B) the Expiration Date;

(b)          twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)         subject to applicable law, eighteen (18) months after the termination of your Continuous Service due to your retirement; provided that (i) you were over the age of 55 at the time of such retirement and (ii) you had been providing Continuous Service to the Company as an Employee, Director or Consultant (or any combination thereof) for a continuous and uninterrupted period of at least five years prior to such retirement;

(d)          eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason;

(e)          the Expiration Date indicated in your Grant Notice; or

(f)          the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option and you are a U.S. taxpayer, note that to obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your Option and ending on the day three (3) months before the date of your Option's exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e) of the Code. (The definition of disability in Section 22(e) of the Code is different from the definition of Disability under the Plan). The Company has provided for extended exercisability of your Option under certain circumstances for your benefit but cannot guarantee that your Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your Option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

8.           EXERCISE.

(a)         You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)          If your option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your Option.

9.           TRANSFERABILITY.

(a)          Restrictions on Transfer. Your Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that if you reside in the United States, the Board may, in its sole discretion, permit you to transfer your Option in a manner consistent with applicable tax and securities laws upon your request. Additionally, if your option is an Incentive Stock Option, the Board may permit you to transfer your Option only to the extent permitted by Sections 421, 422 and 424 of the Code and the regulations and other guidance thereunder.

(b)         Domestic Relations Orders. Notwithstanding the foregoing, your Option may be transferred pursuant to a domestic relations order issued by a court in the United States; provided, however, that if your Option is an Incentive Stock Option, your Option shall be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)          Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option (to the extent vested) and receive the Common Stock or other consideration resulting from an Option exercise. In the absence of such designation, the executor or administrator of your estate shall be entitled to exercise the Option (to the extent vested) and receive the Common Stock or other consideration resulting from an Option exercise. If you reside outside the United States, the Company will not be required to honor a beneficiary designation unless it is valid under applicable law; if not valid, then your Option may be exercised only by the executor or administrator of your estate.

10.         OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.         TAX OBLIGATIONS.

(a)          You acknowledge that, regardless of any action taken by the Company, or if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends, and (b) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)          Prior to the relevant taxable or tax withholding event, as applicable, you agree to pay or make arrangements satisfactory to the Company and/or the Employer to fulfill all obligations for Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by any of the following or a combination thereof:

(i)          withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;

(ii)         requiring you to tender a cash payment to the Company and/or the Employer;

(iii)        withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of your Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(iv)         any other method acceptable to the Company and permitted under the Plan.

(c)        The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate for your jurisdiction(s). If the maximum applicable rate for your jurisdiction(s) is used, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares. The Company may refuse to honor the exercise of the Option or refuse to issue or deliver the shares of Common Stock or the proceeds from the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Section 11.

12.        INSIDER TRADING/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and, if different, your country, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., the Option) during such times when you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that you are responsible for ensuring compliance with any applicable restrictions and understand that you should consult your personal legal advisor on these matters.

13.        IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on the Option and any shares of Common Stock underlying or acquired upon exercise of the Option, to the extent the Company determines it necessary or advisable for legal or administrative reasons, and to require you to sign additional agreements or undertakings that may be necessary to accomplish the foregoing.

14.         NOTICES. Any notices provided for in the Grant Notice, this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.         GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control.

16.         ENTIRE AGREEMENT. The Plan and the Grant Notice are incorporated herein by reference. This Agreement, the Grant Notice, and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior undertakings and agreements with respect to such subject matter.

17.          GOVERNING LAW/VENUE. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction's laws other than the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Suffolk County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts, where this grant is made and/or is to be performed.

18.         NON-U.S. RESIDENTS. If you reside outside the United States, the Option shall be subject to the additional terms and conditions set forth in Appendix A. Moreover, if you relocate to a country outside the United States or between the countries included in Appendix A, the terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.

19.         WAIVER. A waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or any subsequent breach by you or any other person.

20.         SEVERABILITY. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

21.        ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

22.         NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal, or financial advice, nor is the Company making recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock. You understand and agree that you should consult with your own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Option.

OPTIONEE	IONIS PHARMACEUTICALS, INC.

Signature	By

Print Name	Print Name

Title

Residence Address

APPENDIX A

Additional Provisions for Optionees Based Outside the United States

Ionis Pharmaceuticals, Inc.

2020 Equity Incentive Plan

Capitalized terms not defined in this Appendix A shall have the meaning ascribed to them in the Plan, the Global Option Agreement (the “Agreement”), or the Grant Notice, as applicable.

Terms and Conditions

This Appendix A to the Agreement includes additional or different terms and conditions that govern the grant of Options to you if you are based outside the U.S. Moreover, if you have received the Agreement with this Appendix A while inside the U.S. and subsequently relocate outside of the U.S., the terms and conditions set forth in this Appendix A will apply, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, or if you transfer employment and/or residency to another country after being granted the Option, the country-specific terms and conditions contained herein may not be applicable in the same manner. The Company, in its discretion and in accordance with applicable law, will determine whether and how the country-specific terms and conditions will apply to you in such a case.

Notifications

This Appendix A also includes information regarding certain issues of which you should be aware with respect to your participation in the Plan. Such laws are often complex and change frequently. As a result, you should not rely on the information in this Appendix A as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you exercise the Option or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, or if you transfer employment and/or residency to another country after being granted the Option, the information herein may not be applicable in the same manner.

ALL COUNTRIES OUTSIDE THE UNITED STATES

1.           TERMINATION. This provision supplements Sections 1 and 7 of the Agreement:

For purposes of this Option, your Continuous Service will terminate on the date you are no longer actively providing services to the Company or a Subsidiary or Affiliate (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or engaged or the terms of your employment or service agreement, if any) and, unless otherwise determined by the Company, (a) your right to vest in this Option, if any, will terminate as of such date, and (b) your right to exercise this Option after termination, if any, will be measured from such date, and in both cases, will not be extended by any notice period or “garden leave” or similar period established under employment laws or statutes in the jurisdiction where you are employed or engaged or the terms of your employment or service agreement, if any. The Committee will have the sole discretion to determine when your Continuous Services ends for purposes of the Option (including whether you may still be considered to be providing services while on a leave of absence).

2.           TRANSFERABILITY.  Notwithstanding the terms of Section 9 of the Agreement, your Option is not transferable, except to your personal representative on your death, and is exercisable during your life only by you or by your personal representative after your death.

3.           NATURE Of GRANT. In accepting the Option, you acknowledge, understand, and agree that:

(a)          the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, altered, or discontinued by the Company at any time to the extent permitted by the Plan;

(b)          the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)          all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Board;

(d)          you are voluntarily participating in the Plan;

(e)          the Option and the shares of Common Stock subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)         the Option and the shares of Common Stock subject to the Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)         unless otherwise agreed with the Company, the Option and the shares of Common Stock subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, services you may provide as a director of a Subsidiary or Affiliate;

(h)          no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from your termination of Continuous Service (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or engaged or the terms of your employment or service agreement, if any), and in consideration of the grant of this Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i)           the future value of the shares of Common Stock underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(j)          if the shares of Common Stock underlying the Option do not increase in value, the Option will have no value;

(k)          if you exercise the Option and acquire shares of Common Stock, the value of the shares may increase or decrease, even below the exercise price; and

(l)           neither the Company nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Option or the value of any amount due to you pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

4.           DATA PRIVACY.

(a)          You explicitly and unambiguously acknowledge and consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting as the stock plan administrator at the Company (the “Stock Plan Administrator”). You acknowledge that the recipients may receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the exercise of your Option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.

(b)          For the purposes of operating the Plan in the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.

5.           LANGUAGE. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Agreement, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Furthermore, if you have received this Agreement or any other document related to the Option or the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

6.          FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. Depending on your country, you may be subject to foreign asset/account, exchange control and/or tax reporting and payment requirements in connection with the Option, the acquisition, holding and/or transfer of shares of Common Stock or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. You may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. You may also be required to repatriate any funds received in connection with the Option to your country and you may be required to use a specific account for doing so and/or to convert the funds to local currency. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax requirements. You further understand that you should consult your personal legal advisor on these matters.

Canada

Data Privacy. The following provision supplements Section 4 of this Appendix A:

You hereby authorize the Company and its representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliates and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. You further authorize the Company and any Affiliates to record such information and to keep such information in your employee file.

Language Consent. The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée

Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Continuous Service. Notwithstanding anything else in the Plan or the Agreement, your Continuous Service will be deemed to end on the date when you cease to be actively providing services to the Company or an Affiliate, regardless of whether the cessation of your employment was lawful, and shall not include any period of statutory, contractual, common law, civil law or other reasonable notice of termination of employment or any period of salary continuance or deemed employment. As a result, if you receive notice of termination for a reason other than cause, and the Company or its Affiliate does not require you to continue to attend at work and elects to provide you with a payment in lieu of notice, your Continuous Service will end on the date you receive such notice, as opposed any later date when severance payments to you cease.

Employment Matters.

No Fractions.  No fractional shares of Common Stock shall be issued under the Agreement and no cash amount shall be payable in respect thereof.

Voluntary Participation.  Your participation in the Plan is voluntary, and you acknowledge and agree that you have not been induced to enter into the Agreement or acquire any Option or shares of Common Stock by expectation of employment, engagement or appointment or continued employment, engagement or appointment.

Securities Law Information.

The definition of “Affiliate” is modified such that the following supplements the existing definition in the Plan:

“For purposes of issuances of securities under the Plan to Directors, Employees and Consultants in Canada, an Affiliate means a person (which includes a corporation) that controls the Company or is controlled by the Company or is controlled by the same person that controls the Company. For this purpose, a person (first person) is considered to control a person (second person) if the first person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of ownership of or direction over voting securities in the second person (over 50%); or a written agreement or indenture.”

The definition of “Consultant” is modified such that the following supplements the existing definition in the Plan:

“For purposes of issuances of securities under the Plan to Consultants in Canada, a Consultant means a person, any person, including an advisor, who (a) is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services; (b) provides the services under a written contract with the Company or an Affiliate; and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate and includes (d) for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner, and (e) for a consultant that is not an individual, an employee, executive officer, or director of the consultant, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.”

You understand that you are permitted to sell the shares of Common Stock acquired pursuant to any Awards, provided that the Company is a “foreign issuer” that is not a public company in any jurisdiction of Canada and the sale of the shares of Common Stock acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada on the distribution date; or (ii) to a person or company outside of Canada. For purposes hereof, in addition to not being a reporting issuer in any jurisdiction of Canada, a “foreign issuer” is an issuer that: (i) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (ii) does not have its head office in Canada; and (iii) does not have a majority of its executive officers or directors ordinarily resident in Canada. If any designated broker is appointed under the Plan, you shall sell such securities through the designated broker.

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds C$100,000 at any time in the year. It is your responsibility to comply with these reporting obligations, and you should consult with your own personal tax advisor in this regard.

Ireland

Director Notification Requirement.  If you are a director, shadow director, or secretary of an Irish Affiliate of the Company, pursuant to Part 5, Chapter 5 of the Companies Act 2014, you must notify that Affiliate in writing when receiving or disposing of an interest in the Company (e.g., the Option, shares of Common Stock), or when becoming aware of the event giving rise to the notification requirement, or when becoming a director or secretary if such an interest exists at the time.  This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director, or secretary). The foregoing requirements apply only if your securities represent one percent (1%) or more of the Company.

Data Privacy. Section 4 (Data Privacy) of this Appendix A is deleted and replaced with the following:

This section is intended to provide information about the collection and processing of your personal data by the Company.

(a)
Data Collection and Usage. The Company collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company and details of all options or any other entitlement to shares of Common Stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”), for purposes of implementing, administering and managing the Plan and for compliance with the Company’s legal obligations. The Company is the controller of such Data. The legal basis, where required, for the processing of Data is that the processing is contractually necessary for the performance of the Plan. The Company will share Data with third parties, including brokers or any other third party with whom you elect to deposit any shares of Common Stock acquired upon the exercise of your choice under the Plan, law firms, accountants and information technology service providers, for purposes of implementing, administering and managing the Plan. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). The Company is based in the United States, which means the recipients of Data may be located in the United States or elsewhere. You acknowledge and understand that Data will be transferred, processed and stored in the United States, as it is necessary for the performance of the Plan. Where required for purposes of implementing, administering and managing the Plan, the Company may transfer data elsewhere and on the basis of standard contractual clauses. For more information or to obtain a copy of the standard contractual clauses, you can contact the Stock Plan Administrator. The Company will hold and use Data for as long as is necessary to implement, administer and manage your participation in the Plan; as required to comply with legal or regulatory obligations, including under tax, exchange control, labour and securities laws; and as otherwise necessary in connection with legal rights, claims or proceedings. This period may extend beyond the period of your employment with the Company. When the Company no longer needs Data for any of the above purposes, it will cease processing it in this context and remove it from all of its systems used for such purposes to the fullest extent practicable. You may have a number of rights under Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”) and applicable Irish data protection legislation. Such rights include the right to (i) request access to Data the Company processes, (ii) request rectification of inaccurate Data, (iii) request the deletion of Data, (iv) request the restriction of processing of Data, (v) request the portability of Data, and (vi) lodge a complaint with the Irish Data Protection Commission or any competent supervisory authority. To receive clarification regarding these rights or to exercise these rights, you can contact the Stock Plan Administrator.

(b)	For the purposes of operating the Plan in Ireland, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.

Optionholder Self-Assessment. The following section supplements Section 11 of the Agreement (Tax Obligations):

Under current Irish law, the Company is not under any obligation to operate withholding tax on the grant or exercise of your Options and is not required to account to the Irish Revenue Commissioners (“Revenue”) for any tax in connection with the grant or exercise of the Options. You are responsible for accounting for the tax to Revenue. If you are within the charge to Irish tax, you must account for income tax, universal social charge (“USC”) and employee pay related social insurance (“PRSI”) under the self-assessment system. You are required to file a Form RTSO1 with the Revenue and pay the associated tax on any gain realised in connection with the exercise (or in certain cases, in connection with the grant) of the Option within 30 days of  exercise (or grant).

Switzerland

Securities Law Information.  The Option grant is not intended to be publicly offered in or from Switzerland.  Because it is considered a private offering, it is not subject to securities registration in Switzerland.  Neither this document nor any other materials relating to the Option (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

United Kingdom

Nature of Grant. The following supplements Section 3 of this Appendix A (Nature of Grant):

You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to vest your Option, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.

Withholding Obligations.  The following supplements Section 11 of the Agreement (Tax Obligations):

As a condition of the vesting of your Option, you unconditionally and irrevocably agree:

(i)           to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; and (2) all liability to employee’s national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs, which arises as a consequence of or in connection with the exercise of your Option (the “UK Tax Liability”); or

(ii)          to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following exercise as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)         if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer’s national insurance contributions liability is transferred to you; and

(iv)        if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

(v)          to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.